AMENDMENT TO THE SCHWAB MUTUAL FUND MARKETPLACE AGREEMENT

(No Load and Load Waived Shares)

This Amendment (“Amendment”) to the Schwab Mutual Fund Marketplace Agreement is made as of September 11, 2025, between Charles Schwab & Co., Inc. (“Schwab”), a California corporation, Tributary Capital Management, LLC (“Fund Affiliate”) and each registered investment company (“Fund Company”) on its own behalf and on behalf of each of its series or classes of shares (“Fund(s)”) which are parties to the MFMP Agreement, made as of April 18, 2023, as amended thereafter (“MFMP Agreement”). This Amendment amends the MFMP Agreement. All capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in the MFMP Agreement. Fund Company and Fund Affiliate are each referred to herein as a “Fund Party” and collectively as “Fund Parties.”

WHEREAS, Schwab wishes to amend the MFMP Agreement to update certain policies, procedures and practices applicable to Schwab's Mutual Fund Marketplace® (“MFMP”);

WHEREAS, Schwab wishes to simplify the Schedule I-B to the MFMP Agreement by removing the purchase availability designations;

WHEREAS, Schwab wishes to amend Schedules I-B and II to the MFMP Agreement to clarify fee terms applicable to Funds; and

WHEREAS, Schwab has determined that the Fund Information Sheets as defined in the MFMP Agreement are no longer operationally needed and wishes to remove references to the Fund Information Sheets from the Exhibit A (Operating Procedures) to the MFMP Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1. Schedule I-B to the MFMP Agreement is deleted in its entirety and the Schedule I-B attached hereto shall be inserted in lieu thereof.

2. Schedule II to the MFMP Agreement is deleted in its entirety and the Schedule II attached hereto shall be inserted in lieu thereof.

3. Section 1.j. (Fund Information and Forms) of Exhibit A to the MFMP Agreement is hereby deleted in its entirety and the following Section 1.j. shall be inserted in lieu thereof.

1.j. Fund Information.

(i) Fund Company shall deliver or cause to be delivered to Schwab in a format or method reasonably requested by Schwab, any information as Schwab determines is necessary to establish a Fund in the MFMP. Fund Company must promptly update the information provided in the event of any change to such information.

(ii) Fund Company agrees to provide such other forms or documents as requested by Schwab to assist Schwab establishing and maintaining a Fund in the MFMP, whether or not specifically referenced in this Agreement.

4. Section 4.e. (NSCC's Mutual Fund Profile Service and Other NSCC Utilities) of Exhibit A to the MFMP Agreement is hereby deleted in its entirety and the following Section 4.e. shall be inserted in lieu thereof.

4.e. NSCC's Mutual Fund Profile Service and Other NSCC Utilities. Fund Company shall provide Schwab with mutual fund information for each Fund in a timely manner through MFPS as follows:

(i) Price and Rate Information. Fund Company shall provide Schwab with daily pricing and daily and periodic distribution rate information via the NSCC Daily Price and Rate File (“MF Profile I”), and such other information as in the future may be communicated through MF Profile I.

(ii) Other Fund Information. Fund Company shall provide Schwab such other mutual fund information via the NSCC Data Repository File (“MF Profile II”) as prescribed by NSCC, which shall include, but not be limited to, as applicable: minimum and maximum investment requirements; Blue Sky qualification information; and merger, redemption fees and Fund closing information. As NSCC develops new utilities to facilitate the transmission of fund information between funds and financial intermediaries, Fund Company agrees to work with Schwab to adopt these new utilities.

(iii) Schwab may rely on any mutual fund information provided through MFPS or other NSCC utilities, even if such mutual fund information conflicts with any verbal or other written information provided by Fund Company under this Agreement.

(iv) In the case of any inconsistency between the information provided in MFPS or other NSCC utilities and the information provided by Fund Company in another manner acceptable to Schwab or in a Fund's prospectus, the parties agree to work together in good faith to resolve the inconsistency and any error resulting from Schwab's reliance on the information provided by Fund Company through MFPS or other NSCC utilities; provided, however, that (1) Schwab will not be liable for any losses or errors in connection with its reliance on the information provided in MFPS or other NSCC utilities by Fund Company; and (2) no party to this Agreement shall be liable for any losses or errors in connection with a party's use of or reliance upon MFPS or other NSCC utilities that are caused by the NSCC.

5. Section 7.e. (Redemption Fees) of Exhibit A to the MFMP Agreement is hereby deleted in its entirety. The existing Section 7.f. (Redemptions in Kind) of Exhibit A shall be renumbered as Section 7.e.

6. Section 8.e.(i) (Fund Closure Notification) of Exhibit A to the MFMP Agreement is hereby deleted in its entirety and the following Section 8.e.(i) shall be inserted in lieu thereof.

8.e.(i) Fund Closure Notification. If a Fund will be closed to new or subsequent purchases by shareholders (“Fund Closure”), Fund Company will use MFPS or other commercially reasonable efforts to notify Schwab at least (2) Business Days prior to the Fund Closure, or as soon as reasonably practicable thereafter. If Fund Company fails to provide accurate Fund Closure information to Schwab, Fund Company shall accept those purchase Orders that Schwab received from MFMP investors prior to the Fund Closure for a period of up to three (3) Business Days after the effective date of the Fund Closure.

7. Except as specifically set forth herein, all other provisions of the MFMP Agreement shall remain in full force and effect.

Tributary

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of the parties hereto.

SCHWAB Required Signature		FUND COMPANY Required Signature

CHARLES SCHWAB & CO., INC.		By:	/s/ Stephen Wade

By:	/s/ Robin Jennings	Name:	Stephen Wade
	Robin Jennings	as	President	of
	Managing Director		(Title)
	Custody & Asset Services	each Fund Company on behalf of each Fund

Date:	9/23/2025	Date:	9/23/2025

FUND AFFILIATE Required Signature

TRIBUTARY CAPITAL MANAGEMENT, LLC

		By:	/s/ Brittany Fahrenkrog
		Name:	Brittany Fahrenkrog
		Title:	Director of Sales & Client Service

		Date:	9/23/2025

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SCHEDULE I-B

TO THE SCHWAB MUTUAL FUND MARKETPLACE AGREEMENT

•Additions and/or changes are noted in BOLD•

Share Class	Platform (NTF or TF)	Fee Rate (bps)	Retirement Plan Shares Fee Rate (bps)	Minimum Fee ($)
Institutional	NTF	40	40	$2,000
Institutional Plus	TF	10	10	$0

The Share Class, Platform and Fee terms set forth above shall apply to each Fund unless otherwise set forth in the Exceptions Table below.

EXCEPTIONS

Fund Name	Share Class	CUSIP	Platform (NTF or TF)	Fee Rate (bps)	Retirement Plan Shares Fee Rate (bps)	Minimum Fee ($)
Tributary Balanced Fund	Institutional	89609H837	NTF	40	40	$0
Tributary Short Intermediate Bond Fund	Institutional	89609H860	NTF	40	40	$0
Tributary Small/Mid Cap Fund	Institutional	89609H829	NTF	40	40	$0

A Fund’s availability to purchases through the MFMP (“Purchase Availability”) shall be managed in a web-based utility made available by Schwab to Fund Parties. Fund Parties will review and approve a Fund’s Purchase Availability in the web-based utility and Schwab will make Fund shares available to MFMP investors for purchases in accordance with the Fund Parties’ approved Purchase Availability.

SCHEDULE II

TO THE SCHWAB MUTUAL FUND MARKETPLACE AGREEMENT

1. Establishment Fee. The Establishment Fee for the initial trading symbol (“Symbol”) on Schwab's system for a Fund complex shall be $10,000. The Establishment Fee for each additional Fund Symbol for such Fund complex shall be (i) $1,000 if the Fund is made available to MFMP investors as an NTF Fund, or (ii) $2,000 if the Fund is made available to MFMP investors as a TF Fund. Schwab shall not be entitled to the Establishment Fee for any Symbol that is established solely for Schwab's operational purposes. The Establishment Fee shall be reflected on the monthly invoice and is payable as set forth below.

2. Platform Fees. The Fees shall be as set forth on Schedule I-B hereto.

a. The Fee shall be calculated each month (i) by multiplying the average Daily Value (defined below) of shares of each Fund held by MFMP investors by the per annum fee rate applicable to such shares, (ii) dividing the product by the number of days in the applicable calendar year; then (iii) multiplying the quotient by the number of days in the applicable calendar month.

b. A minimum monthly fee as set out on Schedule I-B hereto shall apply commencing with the seventh full month after a Fund is available for purchase by MFMP investors.

c. “Fee Rate” shall mean the per annum rate as set forth on Schedule I-B for each Fund and shall apply to all Fund shares unless otherwise specified.

d. “Retirement Plan Shares Fee Rate” shall mean the per annum Retirement Plan Shares Fee Rate for each Fund as set forth on Schedule I-B and shall apply to the Retirement Plan Shares (defined below) of a Fund. If no specific Retirement Plan Shares Fee Rate is set forth on Schedule I-B, then the Fee Rate shall apply to the Retirement Plan Shares.

e. “Retirement Plan Shares” shall mean all shares of a Fund held for the benefit of a Plan (defined below).

f. “Plan” shall mean retirement, deferred compensation plans and certain welfare benefit plan accounts, or similar tax-advantaged retirement plans and trusts, including, but not limited to, those defined in Section 401(a), 403(b), or 457 of the Internal Revenue Code and “rabbi trusts”, health savings accounts (“HSA”) and other post- employment benefit plans (“OPEB”), for which Schwab acts as broker-dealer and Charles Schwab Trust Bank acts as trustee or custodian of the trust funds under the plans, including those for which Schwab Retirement Plan Services, Inc. or a third party acts as record-keeper. “Plan” shall not include retirement plans investing through a Schwab brokerage account, or plan participants, including Health Saving Brokerage Accounts (“HSBA”) or Personal Choice Retirement Accounts® (“PCRA”), investing through a Schwab brokerage window.

3. General Fee Provisions.

a. For purposes of calculating any Fee pursuant to this Schedule II, no adjustments will be made to the NAV (defined below) for any Fund to correct errors in the NAV reported for any day unless such error is corrected and the corrected NAV is reported to Schwab before 8:00 p.m. Eastern time on the first Business Day after the day to which the error relates.

b. As soon as practicable after the end of the month, Schwab shall provide to Fund Parties an invoice for the amount of the Fees due for each Fund. All Fees shall be billed monthly in arrears. In the calculation of the Fees, Schwab's records shall govern unless an error can be shown in the rate used in such calculation.

c. The Fee is due and payable by Fund Parties within thirty (30) days of receipt of the invoice setting forth the fee. Payment shall be made by wire transfer. Such wire transfer shall be separate from wire transfers of redemption proceeds or distributions under this Agreement.

d. The “Daily Value” shall mean the net asset value (“NAV”) reported by such Fund to Schwab through the NSCC's Mutual Fund Profile Service (“MFPS”) or, if the NAV is not available through MFPS, through the National Association of Securities Dealers, Inc. Automated Quotation System or other mutually agreeable means.

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